Exhibit 99.1

Middle Market Credit Fund, LLC

Consolidated Financial Statements with Report of Independent Auditors

For the year ended December 31, 2017 and the period from May 11, 2016 (commencement of operations) to December 31, 2016

Middle Market Credit Fund, LLC

Index to Consolidated Financial Statements

Report of Independent Auditors	3

Consolidated Statements of Assets, Liabilities and Members’ Capital as of December 31, 2017 and 2016	4

Consolidated Schedules of Investments as of December 31, 2017 and 2016	5

Consolidated Statements of Operations for the year ended December 31, 2017 and the period from May 11, 2016 (commencement of operations) to 2016	10

Consolidated Statements of Changes in Members’ Capital for the year ended December 31, 2017 and the period from May 11, 2016 (commencement of operations) to 2016	11

Consolidated Statements of Cash Flows for the year ended December 31, 2017 and the period from May 11, 2016 (commencement of operations) to 2016	12

Notes to Consolidated Financial Statements	13

Report of Independent Auditors

The Board of Managers and Members of
Middle Market Credit Fund, LLC

We have audited the accompanying consolidated financial statements of Middle Market Credit Fund, LLC (the “Company”), which comprise the consolidated statements of assets, liabilities and members’ capital, including the consolidated schedules of investments, as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in members’ capital and cash flows for the year ended December 31, 2017 and the period from May 11, 2016 (commencement of operations) to December 31, 2016, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Middle Market Credit Fund, LLC at December 31, 2017 and 2016, and the consolidated results of its operations, changes in its members’ of capital and its cash flows for the year ended December 31, 2017 and the period from May 11, 2016 (commencement of operations) to December 31, 2016 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
New York, NY
February 27, 2018

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF ASSETS, LIABILITIES AND MEMBERS’ CAPITAL
(dollar amounts in thousands)

	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$19,502	$6,103
Investments, at fair value (amortized cost of $983,669 and $433,273, respectively)	984,773	437,829
Deferred financing asset	4,984	3,628
Interest receivable	1,925	1,563
Prepaid expenses and other assets	31	32
Total assets	$1,011,215	$449,155

LIABILITIES AND MEMBERS’ EQUITY
Secured borrowings (Note 5)	$377,686	$248,540
Mezzanine Loans (Note 5)	85,750	62,384
2017-1 Notes payable, net of unamortized debt issuance costs of $2,051 and $0, respectively (Note 6)	348,939	—
Subordinated Loans (Note 7)	173,000	70,000
Payable for investments purchased	9,610	57,158
Due to affiliate	129	70
Interest and credit facility fees payable (Note 5)	8,770	3,231
Dividend payable	5,680	2,650
Other accrued expenses and liabilities	1,119	575
Total liabilities	$1,010,683	$444,608
Commitments and contingencies (Note 8)

MEMBERS' CAPITAL
Members' equity	$2	$2
Accumulated net investment income (loss) net of cumulative dividends of $20,692 and $3,309, respectively	(574)	(12)
Accumulated net realized gain (loss), net of cumulative dividends of $58 and $41, respectively	—	—
Accumulated net unrealized appreciation (depreciation)	1,104	4,557
Total members' capital	$532	$4,547
Total liabilities and members' capital	$1,011,215	$449,155

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED SCHEDULE OF INVESTMENTS
As of December 31, 2017
(dollar amounts in thousands)

Investments (1)	Industry	Interest Rate	Maturity Date	Par/ Principal Amount	Amortized Cost (5)	Fair Value (6)
First Lien Debt (99.39% of fair value)
Acrisure, LLC (2)(3)(4)(11)	Banking, Finance, Insurance & Real Estate	L + 4.25% (1.00% Floor)	11/22/2023	$21,097	$21,055	$21,291
Advanced Instruments, LLC (2)(3)(4)(7)(10)(11)(13)	Healthcare & Pharmaceuticals	L + 5.25% (1.00% Floor)	10/31/2022	11,910	11,793	11,910
Alpha Packaging Holdings, Inc. (2)(3)(4)(13)	Containers, Packaging & Glass	L + 4.25% (1.00% Floor)	5/12/2020	16,860	16,812	16,860
AM Conservation Holding Corporation (2)(3)(4)(13)	Energy: Electricity	L + 4.50% (1.00% Floor)	10/31/2022	38,700	38,433	38,553
AMS Finco, S.A.R.L. (Alexander Mann Solutions) (United Kingdom) (2)(3)(4)(11)(13)	Business Services	L + 5.50% (1.00% Floor)	5/26/2024	24,875	24,646	24,875
Anaren, Inc. (2)(3)(4)	Telecommunications	L + 4.50% (1.00% Floor)	2/18/2021	9,993	9,971	9,993
AQA Acquisition Holding, Inc. (2)(3)(4)(7)(10)(13)	High Tech Industries	L + 4.50% (1.00% Floor)	5/24/2023	27,403	27,288	27,403
Big Ass Fans, LLC (2)(3)(4)(13)	Capital Equipment	L + 4.25% (1.00% Floor)	5/21/2024	8,000	7,964	8,010
Borchers, Inc. (2)(3)(4)(7)(10)(13)	Chemicals, Plastics & Rubber	L + 4.50% (1.00% Floor)	11/1/2024	15,748	15,694	15,665
Brooks Equipment Company, LLC (2)(3)(4)(13)	Construction & Building	L + 5.00% (1.00% Floor)	8/29/2020	7,061	7,045	7,061
DBI Holding LLC (2)(3)(4)(11)(13)	Transportation: Cargo	L + 5.25% (1.00% Floor)	8/1/2021	19,800	19,659	19,833
DecoPac, Inc. (2)(3)(4)(7)(10)(13)	Non-durable Consumer Goods	L + 4.25% (1.00% Floor)	9/29/2024	13,414	13,270	13,415
Dent Wizard International Corporation (2)(3)(4)(11)	Automotive	L + 4.75% (1.00% Floor)	4/7/2020	24,502	24,382	24,475
DTI Holdco, Inc. (2)(3)(4)(11)(13)	High Tech Industries	L + 5.25% (1.00% Floor)	9/30/2023	19,750	19,575	19,663
EIP Merger Sub, LLC (Evolve IP) (2)(3)(4)(8)(11)(13)	Telecommunications	L + 6.25% (1.00% Floor)	6/7/2022	22,663	22,127	22,153
EIP Merger Sub, LLC (Evolve IP) (2)(3)(9)(11)(13)	Telecommunications	L + 6.25% (1.00% Floor)	6/7/2022	1,500	1,462	1,470
Empower Payments Acquisitions, Inc. (2)(3)(4)(13)	Media: Advertising, Printing & Publishing	L + 5.50% (1.00% Floor)	11/30/2023	17,325	17,018	17,325
FCX Holdings Corp. (2)(3)(4)(11)	Capital Equipment	L + 4.50% (1.00% Floor)	8/4/2020	18,491	18,438	18,512
Golden West Packaging Group LLC (2)(3)(4)(11)(13)	Containers, Packaging & Glass	L + 5.25% (1.00% Floor)	6/20/2023	20,895	20,709	20,895
HMT Holding Inc. (2)(3)(4)(7)(10)(13)	Energy: Oil & Gas	L + 4.50% (1.00% Floor)	11/17/2023	35,062	34,387	34,709
J.S. Held LLC (2)(3)(4)(7)(10)(13)	Banking, Finance, Insurance & Real Estate	L + 5.50% (1.00% Floor)	9/27/2023	18,204	18,018	18,144
Jensen Hughes, Inc. (2)(3)(4)(7)(10)(11)(13)	Utilities: Electric	L + 5.00% (1.00% Floor)	12/4/2021	20,963	20,784	20,963
Kestra Financial, Inc. (2)(3)(4)(13)	Banking, Finance, Insurance & Real Estate	L + 5.25% (1.00% Floor)	6/24/2022	17,206	17,009	17,203
Mold-Rite Plastics, LLC (2)(3)(4)(11)	Chemicals, Plastics & Rubber	L + 4.50% (1.00% Floor)	12/14/2021	15,000	14,946	14,993
MSHC, Inc. (2)(3)(4)(13)	Construction & Building	L + 4.25% (1.00% Floor)	7/31/2023	10,000	9,957	10,032
North American Dental Management, LLC (2)(3)(4)(7)(10)(11)(13)	Healthcare & Pharmaceuticals	L + 5.00% (1.00% Floor)	7/7/2023	23,978	23,157	23,577
North Haven CA Holdings, Inc. (CoAdvantage) (2)(3)(4)(7)(10)(13)	Business Services	L + 4.50% (1.00% Floor)	10/2/2023	31,565	31,237	31,436
Odyssey Logistics & Technology Corporation (2)(3)(4)(11)(13)	Transportation: Cargo	L + 4.25% (1.00% Floor)	10/12/2024	20,000	19,906	19,998
PAI Holdco, Inc. (Parts Authority) (2)(3)(4)(7)(10)(11)(13)	Automotive	L + 4.75% (1.00% Floor)	12/30/2022	16,564	16,459	16,515
Paradigm Acquisition Corp. (2)(3)(4)(13)	Business Services	L + 4.25% (1.00% Floor)	10/12/2024	23,500	23,445	23,554
Pasternack Enterprises, Inc. (Infinite RF) (2)(3)(4)(11)	Capital Equipment	L + 5.00% (1.00% Floor)	5/27/2022	20,228	20,134	20,174
Premier Senior Marketing, LLC (2)(3)(4)(11)(13)	Banking, Finance, Insurance & Real Estate	L + 5.00% (1.00% Floor)	7/1/2022	11,675	11,606	11,628
PSI Services LLC (2)(3)(4)(7)(10)(11)(13)	Business Services	L + 5.00% (1.00% Floor)	1/20/2023	30,676	30,171	30,082
Q Holding Company (2)(3)(4)(13)	Automotive	L + 5.00% (1.00% Floor)	12/18/2021	17,277	17,227	17,277
QW Holding Corporation (Quala) (2)(3)(4)(7)(10)(11)(13)	Environmental Industries	L + 6.75% (1.00% Floor)	8/31/2022	11,453	10,879	10,933
Radiology Partners, Inc. (2)(3)(4)(7)(10)(12)	Healthcare & Pharmaceuticals	L + 5.75% (1.00% Floor)	12/4/2023	25,793	25,494	25,642
Restaurant Technologies, Inc. (2)(3)(4)(11)(13)	Retail	L + 4.75% (1.00% Floor)	11/23/2022	17,369	17,241	17,219
Sovos Brands Intermediate, Inc. (2)(3)(4)(7)(10)(13)	Beverage, Food & Tobacco	L + 4.50% (1.00% Floor)	7/18/2024	21,568	21,419	21,633

Superion (fka Ramundsen Public Sector, LLC) (2)(3)(4)(13)	Sovereign & Public Finance	L + 4.25% (1.00% Floor)	2/1/2024	$3,970	$3,955	$4,000
Surgical Information Systems, LLC (2)(3)(4)(9)(11)(13)	High Tech Industries	L + 5.00% (1.00% Floor)	4/24/2023	30,000	29,728	30,075
Systems Maintenance Services Holding, Inc. (2)(3)(4)(11)(13)	High Tech Industries	L + 5.00% (1.00% Floor)	10/28/2023	24,255	24,126	20,617
T2 Systems Canada, Inc. (2)(3)(4)	Transportation: Consumer	L + 6.75% (1.00% Floor)	9/28/2022	2,673	2,617	2,634
T2 Systems, Inc. (2)(3)(4)(7)(10)(13)	Transportation: Consumer	L + 6.75% (1.00% Floor)	9/28/2022	15,929	15,577	15,679
Teaching Strategies, LLC (2)(3)(4)(7)(10)(11)(13)	Media: Advertising, Printing & Publishing	L + 4.75% (1.00% Floor)	2/27/2023	17,964	17,803	17,952
The Original Cakerie, Ltd. (Canada) (2)(3)(4)(7)(10)(11)	Beverage, Food & Tobacco	L + 5.00% (1.00% Floor)	7/20/2021	6,939	6,879	6,922
The Original Cakerie, Co. (Canada) (2)(3)(11)(13)	Beverage, Food & Tobacco	L + 5.50% (1.00% Floor)	7/20/2021	3,585	3,572	3,579
ThoughtWorks, Inc. (2)(3)(11)(13)	Business Services	L + 4.50% (1.00% Floor)	10/12/2024	8,000	7,980	8,032
U.S. Acute Care Solutions, LLC (2)(3)(4)(13)	Healthcare & Pharmaceuticals	L + 5.00% (1.00% Floor)	5/15/2021	32,030	31,808	31,537
U.S. TelePacific Holdings Corp. (2)(3)(4)(13)	Telecommunications	L + 5.00% (1.00% Floor)	5/2/2023	29,850	29,566	28,581
Valicor Environmental Services, LLC (2)(3)(4)(7)(10)(11)(13)	Environmental Industries	L + 5.00% (1.00% Floor)	6/1/2023	27,047	26,576	26,984
WIRB - Copernicus Group, Inc. (2)(3)(4)(13)	Healthcare & Pharmaceuticals	L + 5.00% (1.00% Floor)	8/12/2022	14,838	14,780	14,838
WRE Holding Corp. (2)(3)(4)(7)(10)(11)(13)	Environmental Industries	L + 4.75% (1.00% Floor)	1/3/2023	5,367	5,283	5,279
Zest Holdings, LLC (2)(3)(4)(11)	Durable Consumer Goods	L + 4.25% (1.00% Floor)	8/16/2023	19,152	19,107	19,272
Zywave, Inc. (2)(3)(4)(7)(10)(13)	High Tech Industries	L + 5.00% (1.00% Floor)	11/17/2022	17,663	17,508	17,663
First Lien Debt Total					$977,682	$978,718
Second Lien Debt (0.61% of fair value)
Paradigm Acquisition Corp. (2)(3)(12)(13)	Business Services	L + 8.50% (1.00% Floor)	10/12/2025	$4,800	$4,753	$4,792
Superion, LLC (fka Ramundsen Public Sector, LLC) (2)(3)(13)	Sovereign & Public Finance	L + 8.50% (1.00% Floor)	2/1/2025	200	198	202
Zywave, Inc. (2)(3)(13)	High Tech Industries	L + 9.00% (1.00% Floor)	11/17/2023	1,050	1,036	1,061
Second Lien Debt Total					$5,987	$6,055
Total Investments					$983,669	$984,773

(1)
Unless otherwise indicated, issuers of investments held by Middle Market Credit Fund, LLC (together with its consolidated subsidiaries, “Credit Fund”) are domiciled in the United States. As of December 31, 2017, the geographical composition of investments as a percentage of fair value was 1.07% in Canada, 2.52% in the United Kingdom, and 96.41% in the United States.

(2)
Variable rate loans to the portfolio companies bear interest at a rate that may be determined by reference to either LIBOR or an alternate base rate (commonly based on the Federal Funds Rate or the U.S. Prime Rate (“P”)), which generally resets quarterly. For each such loan, Credit Fund has provided the interest rate in effect as of December 31, 2017. As of December 31, 2017, all of Credit Fund’s LIBOR loans were indexed to the 90-day LIBOR rate at 1.69%, except for those loans as indicated in Notes 11 and 12 below.

(3)	Loan includes interest rate floor feature.

(4)
Denotes that all or a portion of the assets are owned by Middle Market Credit Fund SPV, LLC (the “Credit Fund Sub”). Credit Fund Sub has entered into a revolving credit facility (the “Credit Fund Sub Facility”). The lenders of the Credit Fund Sub Facility have a first lien security interest in substantially all of the assets of Credit Fund Sub (see Note 5, Borrowings). Accordingly, such assets are not available to creditors of Credit Fund or the MMCF CLO 2017-1 LLC (the “2017-1 Issuer”).

(5)
Amortized cost represents original cost, including origination fees and upfront fees received that are deemed to be an adjustment to yield, adjusted for the accretion/amortization of discounts/premiums, as applicable, on debt investments using the effective interest method.

(6)
Fair value is determined in good faith by or under the direction of the board of managers of Credit Fund, pursuant to Credit Fund’s valuation policy, which is substantially similar to the valuation policy of the Company provided in Note 3, Fair Value Measurements.

(7)
Denotes that all or a portion of the assets are owned by Credit Fund. Credit Fund has entered into a revolving credit facility (the “Credit Fund Facility”). The lenders of the Credit Fund Facility have a first lien security interest in substantially all of the assets of Credit Fund (see Note 5, Borrowings). Accordingly, such assets are not available to creditors of Credit Fund Sub or the 2017-1 Issuer.

(8)
Credit Fund receives less than the stated interest rate of this loan as a result of an agreement among lenders. The interest rate reduction is 1.25% on EIP Merger Sub, LLC (Evolve IP). Pursuant to the agreement among lenders in respect of this loan, this investment represents a first lien/first out loan, which has first priority ahead of the first lien/last out loan with respect to principal, interest and other payments.

(9)
In addition to the interest earned based on the stated interest rate of this loan, which is the amount reflected in this schedule, the Company is entitled to receive additional interest as a result of an agreement among lenders as follows: EIP Merger Sub, LLC (Evolve IP) (3.97%) and Surgical Information Systems, LLC (1.01%). Pursuant to the agreement among lenders in respect of this loan, this investment represents a first lien/last out loan, which has a secondary priority behind the first lien/first out loan with respect to principal, interest and other payments.

(10)	As of December 31, 2017, Credit Fund had the following unfunded commitments to fund delayed draw and revolving senior secured loans:

First Lien Debt – unfunded delayed draw and revolving term loans commitments	Type	Unused Fee	Par/ Principal Amount	Fair Value
Advanced Instruments, LLC	Revolver	0.50%	$1,333	$—
AQA Acquisition Holding, Inc.	Revolver	0.50%	2,459	—
Borchers, Inc.	Revolver	0.50%	1,935	(9)
DecoPac, Inc.	Revolver	0.50%	1,457	—
HMT Holding Inc.	Revolver	0.50%	4,938	(43)
Jensen Hughes, Inc.	Delayed Draw	1.00%	1,180	—
Jensen Hughes, Inc.	Revolver	0.50%	2,000	—
J.S. Held LLC	Delayed Draw	1.00%	2,253	(7)
North American Dental Management, LLC	Delayed Draw	1.00%	13,354	(134)
North American Dental Management, LLC	Revolver	0.50%	2,727	(27)
North Haven CA Holdings, Inc. (CoAdvantage)	Revolver	0.50%	3,362	(12)
PAI Holdco, Inc. (Parts Authority)	Delayed Draw	1.00%	3,286	(8)
PSI Services LLC	Revolver	0.50%	302	(6)
QW Holding Corporation (Quala)	Delayed Draw	1.00%	7,515	(171)
QW Holding Corporation (Quala)	Revolver	0.50%	3,849	(88)
Radiology Partners, Inc.	Delayed Draw	1.00%	2,483	(12)
Radiology Partners, Inc.	Revolver	0.50%	1,725	(9)
Sovos Brands Intermediate, Inc.	Revolver	0.50%	3,378	9
T2 Systems, Inc.	Revolver	0.50%	1,173	(17)
Teaching Strategies, LLC	Revolver	0.50%	1,900	(1)
The Original Cakerie, Ltd. (Canada)	Revolver	0.50%	1,665	(3)
Valicor Environmental Services, LLC	Revolver	0.50%	2,838	(6)
WRE Holding Corp.	Delayed Draw	1.04%	3,435	(32)
WRE Holding Corp.	Revolver	0.50%	748	(7)
Zywave, Inc.	Revolver	0.50%	1,163	—
Total unfunded commitments			$72,458	$(583)

(11)	As of December 31, 2017, this LIBOR loan was indexed to the 30-day LIBOR rate at 1.56%.

(12)	As of December 31, 2017, this LIBOR loan was indexed to the 180-day LIBOR rate at 1.84%.

(13)
Denotes that all or a portion of the assets are owned by the 2017-1 Issuer and secure the notes issued in connection with a $399,900 term debt securitization completed by Credit Fund on December 19, 2017 (see Note 6, 2017-1 Notes). Accordingly, such assets are not available to creditors of Credit Fund or Credit Fund Sub.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED SCHEDULE OF INVESTMENTS
As of December 31, 2016
(dollar amounts in thousands)

Investments (1)	Industry	Interest Rate	Maturity Date	Par/ Principal Amount	Amortized Cost (5)	Fair Value (6)
First Lien Debt (99.31% of fair value)
AM Conservation Holding Corporation (2) (3) (4)	Energy: Electricity	L + 4.75% (1.00% Floor)	10/31/2022	$30,000	$29,721	$29,925
Datapipe, Inc. (2) (3) (4) (11)	Telecommunications	L + 4.75% (1.00% Floor)	3/15/2019	9,750	9,654	9,764
Dimora Brands, Inc. (fka TK USA Enterprises, Inc.) (2) (3) (4) (11)	Construction & Building	L + 4.50% (1.00% Floor)	4/4/2023	19,850	19,580	19,723
Diversitech Corporation (2) (4) (10) (11)	Capital Equipment	P + 3.50%	11/19/2021	14,803	14,617	14,803
DTI Holdco, Inc. (2) (3) (4) (7)	High Tech Industries	L + 5.25% (1.00% Floor)	9/30/2023	19,950	19,751	19,651
DYK Prime Acquisition LLC (2) (3) (4)	Chemicals, Plastics & Rubber	L + 4.75% (1.00% Floor)	4/1/2022	5,775	5,735	5,775
EAG, Inc. (2) (3) (4) (11)	Business Services	L + 4.25% (1.00% Floor)	7/28/2018	8,713	8,686	8,720
EIP Merger Sub, LLC (Evolve IP) (2) (3) (4) (8)	Telecommunications	L + 6.25% (1.00% Floor)	6/7/2021	22,971	22,323	22,509
EIP Merger Sub, LLC (Evolve IP) (2) (3) (4) (9)	Telecommunications	L + 6.25% (1.00% Floor)	6/7/2021	1,500	1,455	1,468
Empower Payments Acquisitions, Inc. (2) (3) (7)	Media: Advertising, Printing & Publishing	L + 5.50% (1.00% Floor)	11/30/2023	17,500	17,154	17,279
Generation Brands Holdings, Inc. (2) (3) (4)	Durable Consumer Goods	L + 5.00% (1.00% Floor)	6/10/2022	19,900	19,712	20,099
Jensen Hughes, Inc. (2) (3) (4) (10)	Utilities: Electric	L + 5.00% (1.00% Floor)	12/4/2021	20,409	20,188	20,327
Kestra Financial, Inc. (2) (3) (4)	Banking, Finance, Insurance & Real Estate	L + 5.25% (1.00% Floor)	6/24/2022	19,900	19,632	19,814
MSHC, Inc. (2) (3) (4) (10)	Construction & Building	L + 5.00% (1.00% Floor)	7/19/2021	13,177	13,062	13,003
PAI Holdco, Inc. (Parts Authority) (2) (3) (4)	Automotive	L + 4.75% (1.00% Floor)	12/30/2022	9,950	9,886	9,950
Pasternack Enterprises, Inc. (Infinite RF) (2) (3) (4)	Capital Equipment	L + 5.00% (1.00% Floor)	5/27/2022	11,941	11,844	11,941
Q Holding Company (2) (3) (4)	Automotive	L + 5.00% (1.00% Floor)	12/18/2021	13,964	13,828	13,941
QW Holding Corporation (Quala) (2) (3) (4) (7) (10)	Environmental Industries	L + 6.75% (1.00% Floor)	8/31/2022	8,975	8,413	9,030
RelaDyne Inc. (2) (3) (4) (10)	Wholesale	L + 5.25% (1.00% Floor)	7/22/2022	23,514	23,117	23,443
Restaurant Technologies, Inc. (2) (3) (4)	Retail	L + 4.75% (1.00% Floor)	11/23/2022	14,000	13,871	13,969
Systems Maintenance Services Holding, Inc. (2) (3) (4)	High Tech Industries	L + 5.00% (1.00% Floor)	10/30/2023	12,000	11,885	12,001
T2 Systems Canada, Inc. (2) (3) (4) (11)	Transportation: Consumer	L + 6.75% (1.00% Floor)	9/28/2022	2,700	2,635	2,727
T2 Systems, Inc. (2) (3) (4) (10) (11)	Transportation: Consumer	L + 6.75% (1.00% Floor)	9/28/2022	15,300	14,888	15,473
The Original Cakerie, Ltd. (Canada) (2) (3) (4) (10)	Beverage, Food & Tobacco	L + 5.00% (1.00% Floor)	7/20/2021	7,009	6,946	7,009
The Original Cakerie, Co. (Canada) (2) (3) (4)	Beverage, Food & Tobacco	L + 5.50% (1.00% Floor)	7/20/2021	3,621	3,591	3,621
U.S. Acute Care Solutions, LLC (2) (3) (4)	Health & Pharmaceuticals	L + 5.00% (1.00% Floor)	5/15/2021	26,400	26,154	26,336
U.S. Anesthesia Partners, Inc. (2) (3) (4)	Health & Pharmaceuticals	L + 5.00% (1.00% Floor)	12/31/2019	10,374	10,275	10,362
Vantage Specialty Chemicals, Inc. (2) (3) (4) (11)	Chemicals, Plastics & Rubber	L + 4.50% (1.00% Floor)	2/5/2021	17,910	17,786	17,903
WIRB – Copernicus Group, Inc. (2) (3) (4)	Health & Pharmaceuticals	L + 5.00% (1.00% Floor)	8/12/2022	$7,980	$7,916	$8,050
Zest Holdings, LLC (2) (3) (4)	Durable Consumer Goods	L + 4.75% (1.00% Floor)	8/16/2020	8,700	8,658	8,749
Zywave, Inc. (2) (3) (4) (7) (10)	High Tech Industries	L + 5.00% (1.00% Floor)	11/17/2022	17,500	17,315	17,434
First Lien Debt Total					$430,278	$434,799
Second Lien Debt (0.69% of fair value)
Vantage Specialty Chemicals, Inc. (2) (3) (4) (11)	Chemicals, Plastics & Rubber	L + 8.75% (1.00% Floor)	2/5/2022	$2,000	$1,960	$1,987
Zywave, Inc. (2) (3) (4)	High Tech Industries	L + 9.00% (1.00% Floor)	11/17/2023	1,050	1,034	1,043
Second Lien Debt Total					$2,994	$3,030
Total Investments					$433,272	$437,829

(1)
Unless otherwise indicated, issuers of investments held by Credit Fund are domiciled in the United States. As of December 31, 2016, the geographical composition of investments as a percentage of fair value was 2.43% in Canada and 97.57% in the United States.

(2)
Variable rate loans to the portfolio companies bear interest at a rate that may be determined by reference to either LIBOR or an alternate base rate (commonly based on the Federal Funds Rate or the U.S. Prime Rate (“P”)), which generally resets quarterly. For each such loan, Credit Fund has provided the interest rate in effect as of December 31, 2016. As of December 31, 2016, all of Credit Fund’s LIBOR loans were indexed to the 90-day

LIBOR rate at 1.00%, except for those loans as indicated in Note 11 below, and the U.S. Prime Rate loan was indexed at 3.75%.

(3)	Loan includes interest rate floor feature.

(4)
Denotes that all or a portion of the assets are owned by Credit Fund Sub. Credit Fund Sub has entered into a revolving credit facility (the “Credit Fund Sub Facility”). The lenders of the Credit Fund Sub Facility have a first lien security interest in substantially all of the assets of Credit Fund Sub. Accordingly, such assets are not available to creditors of Credit Fund.

(5)
Amortized cost represents original cost, including origination fees, adjusted for the accretion/amortization of discounts/premiums, as applicable, on debt investments using the effective interest method.

(6)
Fair value is determined in good faith by or under the direction of the board of managers of Credit Fund, pursuant to Credit Fund’s valuation policy, which is substantially similar to the valuation policy of the Company provided in Note 3, Fair Value Measurements.

(7)
Denotes that all or a portion of the assets are owned by Credit Fund. Credit Fund has entered into the Credit Fund Facility. The lenders of the Credit Fund Facility have a first lien security interest in substantially all of the assets of Credit Fund. Accordingly, such assets are not available to creditors of Credit Fund Sub.

(8)
Credit Fund receives less than the stated interest rate of this loan as a result of an agreement among lenders. The interest rate reduction is 1.25%% on EIP Merger Sub, LLC (Evolve IP). Pursuant to the agreement among lenders in respect of this loan, this investment represents a first lien/first out loan, which has first priority ahead of the first lien/last out loan with respect to principal, interest and other payments.

(9)
In addition to the interest earned based on the stated interest rate of this loan, which is the amount reflected in this schedule, the Company is entitled to receive additional interest as a result of an agreement among lenders as follows: EIP Merger Sub, LLC (Evolve IP) (3.84%). Pursuant to the agreement among lenders in respect of this loan, this investment represents a first lien/last out loan, which has a secondary priority behind the first lien/first out loan with respect to principal, interest and other payments.

(10)	As of December 31, 2016, Credit Fund had the following unfunded commitments to fund delayed draw and revolving senior secured loans:

First Lien Debt – unfunded delayed draw and revolving term loans commitments	Type	Unused Fee	Par/ Principal Amount	Fair Value
Diversitech Corporation	Delayed Draw	1.00%	$5,000	$—
Jensen Hughes, Inc.	Revolver	0.50%	2,000	(7)
Jensen Hughes, Inc.	Delayed Draw	0.50%	1,461	(5)
MSHC, Inc.	Delayed Draw	1.50%	1,790	(21)
QW Holding Corporation (Quala)	Revolver	1.00%	5,086	14
QW Holding Corporation (Quala)	Delayed Draw	1.00%	5,918	17
RelaDyne Inc.	Revolver	0.50%	2,162	(6)
RelaDyne Inc.	Delayed Draw	0.50%	1,824	(5)
T2 Systems, Inc.	Revolver	1.00%	1,955	20
The Original Cakerie, Ltd. (Canada)	Revolver	0.50%	1,665	—
Zywave, Inc.	Revolver	0.50%	1,500	(5)
Total unfunded commitments			$30,361	$2

(11)	As of December 31, 2016, this LIBOR loan was indexed to the 30-day LIBOR rate at 0.77%.

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollar amounts in thousands)

	For the year ended	For the period from May 11, 2016 (commencement of operations) to
	December 31, 2017	December 31, 2016
Investment income:
Interest income	$48,060	$8,756
Other income	1,445	1,217
Total investment income	49,505	9,973

Expenses:
Interest expense	29,191	4,497
Credit facility fees	1,852	913
Professional fees	592	507
Other general and administrative	663	404
Organization expenses	272	300
Administrative service fees	114	55
Total expenses	32,684	6,676
Net investment income (loss)	16,821	3,297
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments:
Net realized gain (loss) on investments	17	41
Net change in unrealized appreciation (depreciation) on investments	(3,453)	4,557
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments	(3,436)	4,598
Net increase (decrease) in members’ capital resulting from operations	$13,385	$7,895

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
(dollar amounts in thousands)

	For the year ended	For the period from May 11, 2016 (commencement of operations) to
	December 31, 2017	December 31, 2016
Increase (decrease) in members’ capital resulting from operations:
Net investment income (loss)	$16,821	$3,297
Net realized gain (loss) on investments	17	41
Net change in unrealized appreciation (depreciation) on investments	(3,453)	4,557
Net increase (decrease) in members’ capital resulting from operations	13,385	7,895

Capital transactions:
Members’ equity issued	—	2
Dividends declared	(17,400)	(3,350)
Net increase (decrease) in members’ capital resulting from capital transactions	(17,400)	(3,348)
Net increase (decrease) in members’ capital	(4,015)	4,547
Members’ capital at beginning of year/period	4,547	—
Members’ capital at end of year/period	$532	$4,547

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in thousands)

	For the year ended	For the period from May 11, 2016 (commencement of operations) to
	December 31, 2017	December 31, 2016
Cash flows from operating activities:
Net increase (decrease) in members’ capital resulting from operations	$13,385	$7,895
Adjustments to reconcile net increase (decrease) in members’ equity resulting from operations to net cash provided by (used in) operating activities:
Amortization of deferred financing costs	1,200	329
Net accretion of discount on investments	(3,233)	(444)
Net realized (gain) loss on investments	(17)	(41)
Net change in unrealized (appreciation) depreciation on investments	3,453	(4,557)
Cost of investments purchased and change in payable for investments purchased	(820,081)	(396,182)
Proceeds from sales and repayments of investments	225,386	20,553
Changes in operating assets:
Interest receivable	(362)	(1,563)
Prepaid expenses and other assets	1	(32)
Changes in operating liabilities:
Due to affiliate	59	70
Interest and credit facility fees payable	5,539	3,231
Other liabilities	544	575
Net cash provided by (used in) operating activities	(574,126)	(370,166)

Cash flows from financing activities:
Proceeds from issuance of subordinated loans	103,000	70,000
Proceeds from issuance of members’ equity	—	2
Borrowings on Credit Fund Facility and Credit Fund Sub Facility	602,565	333,324
Repayments of Credit Fund Facility and Credit Fund Sub Facility	(450,053)	(22,400)
Proceeds from issuance of 2017-1 CLO notes	350,989	—
Debt issuance costs paid	(4,606)	(3,957)
Dividends paid in cash	(14,370)	(700)
Net cash provided by (used in) financing activities	587,525	376,269
Net increase (decrease) in cash and cash equivalents	13,399	6,103
Cash and cash equivalents, beginning of year/period	6,103	-
Cash and cash equivalents, end of year/period	$19,502	$6,103

Supplemental disclosures:
Dividends declared during the year/period	$17,400	$3,350
Interest paid during the year/period	$23,476	$1,538

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2017
(dollar amounts in thousands)

1. ORGANIZATION
Middle Market Credit Fund, LLC (together with its consolidated subsidiaries, “Credit Fund”) is a Delaware limited liability company formed on February 4, 2016. On February 29, 2016, TCG BDC, Inc. (“TCG BDC”) and Credit Partners USA LLC (“Credit Partners” and, together with TCG BDC, the “Members” and, each, a “Member”) entered into an amended and restated limited liability company agreement (as amended, the “LLC Agreement”) to co-manage Credit Fund. Credit Fund is managed by a six-member board of managers (“Board of Managers”), on which TCG BDC and Credit Partners (each, a “Member, and collectively, the “Members”) each have equal representation. Investment decisions must be unanimously approved by a quorum of the investment committee, which is comprised of persons appointed equally by each Member (“Investment Committee”). The Members each have 50% economic ownership of Credit Fund and have commitments to fund, from time to time, capital and subordinated loans of up to $400,000 each. Credit Fund commenced substantial operations on May 11, 2016, the date of the first capital call.
Credit Fund’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies.
Middle Market Credit Fund SPV, LLC (the “Credit Fund Sub”), a Delaware limited liability company, was formed on April 5, 2016. Credit Fund Sub primarily invests in first lien loans of middle-market companies. Credit Fund Sub is a wholly owned subsidiary of Credit Fund and is consolidated in these consolidated financial statements commencing from the date of its formation.
On December 19, 2017, Credit Fund completed a $399,900 term debt securitization (the “2017-1 Debt Securitization”). The notes offered in the 2017-1 Debt Securitization (the “2017-1 Notes”) were issued by MMCF CLO 2017-1 LLC (the “2017-1 Issuer”) and are secured by a diversified portfolio of the 2017-1 Issuer consisting primarily of first and second lien senior secured loans. Refer to Note 6 for details. The 2017-1 Issuer is a wholly owned subsidiary of Credit Fund and is consolidated in these consolidated financial statements commencing from the date of its formation.
Carlyle Global Credit Administration L.L.C. (the “Administrator”) provides the administrative services necessary for Credit Fund to operate. The Administrator is a wholly owned subsidiary of Carlyle Investment Management L.L.C., a subsidiary of The Carlyle Group L.P. “Carlyle” refers to The Carlyle Group L.P., its affiliates and its consolidated subsidiaries, a global alternative asset manager publicly traded on NASDAQ Global Select Market under the symbol “CG”.
Credit Fund has a five-year investment period commencing on February 29, 2016, as such period may be extended, suspended or sooner terminated pursuant to the terms of the LLC Agreement. After the end of the investment period, the LLC Agreement will continue to be in full force and effect and Credit Fund will not be dissolved until all the investments are amortized, liquidated or are otherwise transferred or disposed of by Credit Fund, the Credit Fund Sub, the 2017-1 Issuer and, if applicable, any other subsidiary.
2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“US GAAP”). Credit Fund is an investment company for the purposes of accounting and financial reporting in accordance with Financial Accounting Standards Board Accounting Standards Update 2013-08, Financial Services - Investment Companies (Topic 946): Amendments to the Scope, Measurement, and Disclosure Requirements. US GAAP for an investment company requires investments to be recorded at their estimated fair value. The carrying value for all other assets and liabilities approximates their fair value.

Principles of Consolidation
The consolidated financial statements include the accounts of Credit Fund and its wholly owned subsidiaries, the Credit Fund Sub and the 2017-1 Issuer. All significant intercompany balances and transactions have been eliminated.
Use of Estimates
The preparation of consolidated financial statements in conformity with US GAAP requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management’s estimates are based on historical experiences and other factors, including expectations of future events that management believes to be reasonable under the circumstances. It also requires management to exercise judgment in the process of applying Credit Fund’s accounting policies. Assumptions and estimates regarding the valuation of investments and their resulting impact on base management and incentive fees involve a higher degree of judgment and complexity and these assumptions and estimates may be significant to the consolidated financial statements. Actual results could differ from these estimates and such differences could be material.
Investments
Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment using the specific identification method without regard to unrealized appreciation or depreciation previously recognized, and includes investments charged off during the period, net of recoveries. Net change in unrealized appreciation or depreciation on investments as presented in the accompanying Consolidated Statements of Operations reflects the net change in the fair value of investments, including the reversal of previously recorded unrealized appreciation or depreciation when gains or losses are realized. See Note 3 for further information about fair value measurements.
Cash and Cash Equivalents
Cash and cash equivalents consist of demand deposits and highly liquid investments (e.g., money market funds, U.S. treasury notes) with original maturities of three months or less. Cash equivalents are carried at amortized cost, which approximates fair value. Credit Fund’s cash and cash equivalents are held with two large financial institutions and cash held in such financial institutions may, at times, exceed the Federal Deposit Insurance Corporation insured limit. As of December 31, 2017 and 2016, there were no cash equivalents held.
Revenue Recognition
Interest from Investments and Realized Gain/Loss on Investments
Interest income is recorded on an accrual basis and includes the accretion of discounts and amortization of premiums. Discounts from and premiums to par value on debt investments purchased are accreted/amortized into interest income over the life of the respective security using the effective interest method. The amortized cost of debt investments represents the original cost, including origination fees, adjusted for the accretion of discounts and amortization of premiums, if any. At time of exit, the realized gain or loss on an investment is the difference between the amortized cost at time of exit and the cash received at exit using the specific identification method.
Credit Fund may have loans in its portfolio that contain payment-in-kind (“PIK”) provisions. PIK represents interest that is accrued and recorded as interest income at the contractual rates, increases the loan principal on the respective capitalization dates, and is generally due at maturity. As of December 31, 2017 and 2016, no loans in the portfolio contained PIK provisions.
Other Income
Other income may include income such as consent, waiver, amendment, syndication and prepayment fees associated with Credit Fund’s investment activities as well as any fees for managerial assistance services rendered by Credit Fund to portfolio companies. Such fees are recognized as income when earned or the services are rendered. Credit Fund may receive fees for guaranteeing the outstanding debt of a portfolio company. Such fees will be amortized into other income over the life of the guarantee. The unamortized amount, if any, is included in other assets in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Capital. For the year ended December 31, 2017 and the period from May 11, 2016 (commencement of operations) to December 31, 2016, Credit Fund earned $1,445 and $1,217, respectively, in other income.

Non-Accrual Income
Loans are generally placed on non-accrual status when principal or interest payments are past due 30 days or more or when there is reasonable doubt that principal or interest will be collected in full. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest are paid current and, in management’s judgment, are likely to remain current. Management may not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection. As of December 31, 2017 and 2016 and for the year and period then ended, no loans in the portfolio were on non-accrual status.
Credit Fund Facility , Credit Fund Sub Facility and 2017-1 Notes Related Costs, Expenses and Deferred Financing Costs (See Note 5, Borrowings, and Note 6, 2017-1 Notes)
Interest expense and unused commitment fees on the Credit Fund Facility and Credit Fund Sub Facility are recorded on an accrual basis. Unused commitment fees are included in credit facility fees in the accompanying Consolidated Statements of Operations.
The Credit Fund Facility and Credit Fund Sub Facility are recorded at carrying value, which approximates fair value.
Deferred financing costs include capitalized expenses related to the closing of the Credit Fund Facility and Credit Fund Sub Facility. Amortization of deferred financing costs for each credit facility is computed on the straight-line basis over the respective term of each credit facility. The amortization of such costs is included in credit facility fees in the accompanying Consolidated Statements of Operations.
Debt issuance costs include capitalized expenses including structuring and arrangement fees related to the offering of the 2017-1 Notes. Amortization of debt issuance costs for the 2017-1 Notes is computed on the effective yield method over the term of the 2017-1 Notes. The unamortized balance of such costs is presented as a direct deduction to the carrying amount of the 2017-1 Notes in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Capital. The amortization of such costs is included in interest expense in the accompanying Consolidated Statements of Operations.
The 2017-1 Notes are recorded at carrying value, which approximates fair value.
Organization Costs
Credit Fund agreed to reimburse each Member for initial organization costs incurred on behalf of Credit Fund up to $150 per member. As of December 31, 2016, $300 of organization costs had been incurred by Credit Fund and $28 of excess organization and offering costs had been incurred by TCG BDC. Credit Fund’s organization costs incurred are expensed when incurred.
Income Taxes
Credit Fund has elected to be treated as a partnership for federal income tax purposes. No provision is made for federal, state or local income taxes since income and losses are allocated to the individual Members who are responsible for reporting such and paying any taxes thereon. However, certain items of income distributed to Members may be subject to withholding or other taxes on behalf of those Members. Credit Fund has not recorded a liability for any uncertain tax positions pursuant to the provisions of Accounting Standards Codification (ASC) 740 Tax Provisions.
The Credit Fund Sub and the 2017-1 Issuer are disregarded entities for tax purposes and are consolidated with the tax return of Credit Fund.
Allocations to Members
To the extent that Credit Fund has income (loss) net of expenses accrued in accordance with the LLC Agreement, net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments, calculated in accordance with US GAAP, Credit Fund will allocate such amounts among the Members pro rata based on their respective membership interests in accordance with the LLC Agreement.
Capital Calls and Dividends and Distributions to Members
Capital contributions are made by the Members on a pro rata basis based on their respective capital commitments and recorded on the effective date of the contributions. To the extent that Credit Fund has taxable income available, Credit Fund intends to make distributions quarterly in an amount equal to the investment company taxable income and net capital gains (each as computed under Subchapter M of the Code) earned in the preceding quarter, shared among the Members on a pro rata basis based on their respective membership interests. Dividends and distributions to members are recorded on the record date. The amount to be distributed is determined by the Members with prior board approval each quarter and is generally based upon the taxable earnings estimated by management and available cash. Net realized capital gains, if any, are generally distributed at least annually, although Credit Fund may decide to retain such capital gains for investment. Such payments to Members relating to their membership interests are reflected as dividends.
The Members, with prior board approval, may determine to make a distribution in addition to that required above from available cash or cash equivalents received from one or more investments (whether from principal repayment or otherwise and after reduction of any applicable withholding or reserves). Any such distributions shall be shared among the Members as follows:
(i) first, to pay any outstanding loans made by a Member or its affiliates, with prior board approval, to temporarily fund obligations for valid company purposes listed in the LLC Agreement until capital contributions are made by the Members and any interest accrued thereon;
(ii) second, to the Members in respect of any accrued and unpaid interest on the subordinated loans contributed by Members as subsequent capital contributions to the Company in proportion to the outstanding balances of such subordinated loans;
(iii) third, to the Members in respect of any unpaid principal amount of the subordinated loans contributed by Members as subsequent capital contributions to the Company in proportion to the outstanding balance of such subordinated loans; and
(iv) fourth, to the Members as distributions in respect of their limited liability company interests in Credit Fund in proportion to their respective capital account balances.
Functional Currency
The functional currency of Credit Fund is the U.S. Dollar and all transactions were in U.S. Dollars.
Recent Accounting Standards Updates
The Financial Accounting Standards Board ("FASB") issued ASU 2014-9, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-9”) in May 2014 and subsequently issued several amendments to the standard. ASU 2014-9, and related amendments, provide comprehensive guidance for recognizing revenue from contracts with customers. Entities will be able to recognize revenue when the entity transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The guidance includes a five-step framework that requires an entity to: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when the entity satisfies a performance obligation. The guidance in ASU 2014-9, and the related amendments, is effective for the Company on January 1, 2018. The Company has elected to adopt the ASU on January 1, 2018, which did not have a material impact on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) - Restricted Cash. ASU 2016-18 clarifies the presentation of restricted cash in the statement of cash flows by requiring the amounts described as restricted cash be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. If cash and cash equivalents and restricted cash are presented separately on the statement of financial position, a reconciliation of these separate line items to the total cash amount included in the statement of cash flows will be required either in the footnotes or on the face of the statement of cash flows. This guidance is effective for annual reporting periods, and the interim periods within those periods, beginning after December 15, 2017 and early adoption is permitted. The Company has elected to adopt the ASU on January 1, 2018, which did not have a material impact on the Company’s consolidated financial statements.
3. FAIR VALUE MEASUREMENTS
Credit Fund applies fair value accounting in accordance with the terms of Financial Accounting Standards Board ASC Topic 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as the amount that would be exchanged to sell an asset or transfer a liability in an orderly transfer between market participants at the measurement date. Credit Fund values securities/instruments traded in active markets on the measurement date by multiplying the closing price of such traded securities/instruments by the quantity of shares or amount of the instrument held. Credit Fund may also obtain quotes with respect to certain of its investments, such as its securities/instruments traded in active markets and its liquid securities/instruments that are not traded in active markets, from pricing services, brokers, or counterparties (i.e., “consensus pricing”). When doing so, Credit Fund determines whether the quote obtained is sufficient according to US GAAP to determine the fair value of the security. Credit Fund may use the quote obtained or alternative pricing sources may be utilized including valuation techniques typically utilized for illiquid securities/instruments.
Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of Credit Fund’s investments may fluctuate from period to period. Because of the inherent uncertainty of valuation, these estimated values may differ significantly from the values that would have been reported had a ready market for the investments existed, and it is reasonably possible that the difference could be material.
In addition, changes in the market environment and other events that may occur over the life of the investments may cause the realized gains or losses on investments to be different from the net change in unrealized appreciation or depreciation currently reflected in the consolidated financial statements as of December 31, 2017 and 2016.
US GAAP establishes a hierarchical disclosure framework which ranks the level of observability of market price inputs used in measuring investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment and the characteristics specific to the investment and state of the marketplace, including the existence and transparency of transactions between market participants. Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets generally have a higher degree of market price observability and a lesser degree of judgment applied in determining fair value.
Investments measured and reported at fair value are classified and disclosed based on the observability of inputs used in determination of fair values, as follows:

•
Level I—inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date. The types of financial instruments in Level I generally include unrestricted securities, including equities and derivatives, listed in active markets. Credit Fund does not adjust the quoted price for these investments, even in situations where Credit Fund holds a large position and a sale could reasonably impact the quoted price.

•
Level II—inputs to the valuation methodology are either directly or indirectly observable as of the reporting date and are those other than quoted prices in active markets. The type of financial instruments in this category generally includes less liquid and restricted securities listed in active markets, securities traded in other than active markets, government and agency securities, and certain over-the-counter derivatives where the fair value is based on observable inputs.

•
Level III—inputs to the valuation methodology are unobservable and significant to overall fair value measurement. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments that are in this category generally include investments in privately-held entities and certain over-the-counter derivatives where the fair value is based on unobservable inputs.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the overall fair value measurement. Credit Fund’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.
Transfers between levels, if any, are recognized at the beginning of the year in which the transfers occur. For the year ended December 31, 2017 and the period from May 11, 2016 (commencement of operations) to December 31, 2016, there were no transfers between levels.
The following tables summarize Credit Fund’s investments measured at fair value on a recurring basis by the above fair value hierarchy levels as of December 31, 2017 and 2016:

	December 31, 2017
	Level I	Level II	Level III	Total
Assets
First Lien Debt	$—	$—	$978,718	$978,718
Second Lien Debt	—	—	6,055	6,055
Total	$—	$—	$984,773	$984,773

	December 31, 2016
	Level I	Level II	Level III	Total
Assets
First Lien Debt	$—	$—	$434,799	$434,799
Second Lien Debt	—	—	3,030	3,030
Total	$—	$—	$437,829	$437,829

The changes in Credit Fund’s investments at fair value for which Credit Fund has used Level III inputs to determine fair value and net change in unrealized appreciation (depreciation) included in earnings for Level III investments still held are as follows:

Financial Assets For the year ended December 31, 2017
	First Lien Debt	Second Lien Debt	Total
Balance, beginning of period	$434,799	$3,030	$437,829
Purchases	767,583	4,950	772,533
Sales	(4,792)	—	(4,792)
Paydowns	(218,594)	(2,000)	(220,594)
Accretion of discount	3,190	43	3,233
Net realized gains (losses)	17	—	17
Net change in unrealized appreciation (depreciation)	(3,485)	32	(3,453)
Balance, end of period	$978,718	$6,055	$984,773
Net change in unrealized appreciation (depreciation) included in earnings related to investments still held as of December 31, 2017 included in net change in unrealized appreciation (depreciation) on investments on the Consolidated Statements of Operations	$(2,055)	$59	$(1,996)

Financial Assets For the period ended December 31, 2016
	First Lien Debt	Second Lien Debt	Total
Balance, beginning of period	$—	$—	$—
Purchases	450,346	2,994	453,340
Sales	(3,011)	—	(3,011)
Paydowns	(17,542)	—	(17,542)
Accretion of discount	444	—	444
Net realized gains (losses)	41	—	41
Net change in unrealized appreciation (depreciation)	4,521	36	4,557
Balance, end of period	$434,799	$3,030	$437,829
Net change in unrealized appreciation (depreciation) included in earnings related to investments still held as of December 31, 2016 included in net change in unrealized appreciation (depreciation) on investments on the Consolidated Statements of Operations	$4,521	$36	$4,557

Credit Fund generally uses the following framework when determining the fair value of investments that are categorized as Level III:
Investments in debt securities are initially evaluated to determine whether the enterprise value of the portfolio company is greater than the applicable debt. The enterprise value of the portfolio company is estimated using a market approach and an income approach. The market approach utilizes market value (EBITDA) multiples of publicly traded comparable companies and available precedent sales transactions of comparable companies. Credit Fund carefully considers numerous factors when selecting the appropriate companies whose multiples are used to value its portfolio companies. These factors include, but are not limited to, the type of organization, similarity to the business being valued, relevant risk factors, as well as size, profitability and growth expectations. The income approach typically uses a discounted cash flow analysis of the portfolio company.
Investments in debt securities that do not have sufficient coverage through the enterprise value analysis are valued based on an expected probability of default and discount recovery analysis.
Investments in debt securities with sufficient coverage through the enterprise value analysis are generally valued using a discounted cash flow analysis of the underlying security. Projected cash flows in the discounted cash flow typically represent the relevant security’s contractual interest, fees and principal payments plus the assumption of full principal recovery at the security’s expected maturity date. The discount rate to be used is determined using an average of two market-based methodologies. Investments in debt securities may also be valued using consensus pricing.
The following table summarizes the quantitative information related to the significant unobservable inputs for Level III instruments which are carried at fair value as of December 31, 2017 and 2016:

				Range
	Fair Value as of December 31, 2017	Valuation Techniques	Significant Unobservable Inputs	Low	High	Weighted Average
Investments in First Lien Debt	$857,283	Discount Cash Flow	Discount Rate	4.14%	11.03%	6.02%
	121,435	Consensus Pricing	Indicative Quotes	85.00	100.92	96.68
Total First Lien Debt	$978,718
Investments in Second Lien Debt	6,055	Discounted Cash Flow	Discount Rate	9.32%	9.69%	9.66%
Total Second Lien Debt	$6,055
Total Level III Investments	$984,773

				Range
	Fair Value as of December 31, 2016	Valuation Techniques	Significant Unobservable Inputs	Low	High	Weighted Average
Investments in First Lien Debt	$415,148	Discount Cash Flow	Discount Rate	5.27%	11.90%	6.15%
	19,651	Consensus Pricing	Indicative Quotes	98.50	98.50	98.50
Total First Lien Debt	$434,799
Investments in Second Lien Debt	$3,030	Discounted Cash Flow	Discount Rate	10.08%	10.27%	10.14%
Total Second Lien Debt	$3,030
Total Level III Investments	$437,829

The significant unobservable inputs used in the fair value measurement of Credit Fund’s investments in first and second lien debt securities are discount rates and indicative quotes. Significant increases in discount rates would result in a significantly lower fair value measurement. Significant decreases in indicative quotes in isolation may result in a significantly lower fair value measurement.
Financial instruments disclosed but not carried at fair value

The following table presents the carrying value and fair value of Credit Fund’s secured borrowings, mezzanine loans and subordinated loans disclosed but not carried at fair value as of December 31, 2017 and 2016:

	December 31, 2017		December 31, 2016
	Carrying Value	Fair Value	Carrying Value	Fair Value
Secured borrowings	$377,686	$377,686	$248,540	$248,540
Mezzanine loans	85,750	85,750	62,384	62,384
Subordinated loans	173,000	173,000	70,000	70,000
Total	$636,436	$636,436	$380,924	$380,924

The carrying values of the secured borrowings, mezzanine loans and subordinated loans approximate their respective fair values and are categorized as Level III within the hierarchy. Secured borrowings are valued generally using discounted cash flow analysis. The significant unobservable inputs used in the fair value measurement of Credit Fund’s secured borrowings are discount rates. Significant increases in discount rates would result in a significantly lower fair value measurement. Mezzanine loans and subordinated loans are valued using discounted cash flow analysis with expected repayment rate of principal and interest.

The following table represents the carrying values (before debt issuance costs) and fair values of the Company’s 2017-1 Notes disclosed but not carried at fair value as of December 31, 2017 and 2016:

	December 31, 2017		December 31, 2016
	Carrying Value	Fair Value	Carrying Value	Fair Value
Class A-1 Notes	$231,700	$231,700	$—	$—
Class A-2 Notes	48,300	48,300	—	—
Class B-1 Notes	15,000	15,000	—	—
Class B-2 Notes	9,000	9,000	—	—
Class C Notes	22,900	22,642	—	—
Class D Notes	25,100	24,347	—	—
Total	$352,000	$350,989	$—	$—

The fair value determination of the Company’s 2017-1 Notes was based on the market quotation(s) received from broker/dealer(s). These fair value measurements were based on significant inputs not observable and thus represent Level 3 measurements as defined in the accounting guidance for fair value measurement.

The carrying value of other financial assets and liabilities approximates their fair value based on the short term nature of these items.
4. RELATED PARTY TRANSACTIONS
Administration Agreement
On February 29, 2016, Credit Fund’s Board of Managers approved an administration agreement (the “Administration Agreement”) between Credit Fund and the Administrator. Pursuant to the Administration Agreement, the Administrator provides services and receives reimbursements equal to an amount that reimburses the Administrator for its costs and expenses and Credit Fund’s allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including Credit Fund’s allocable portion of the compensation paid to or compensatory distributions received by Credit Fund’s officer (Chief Financial Officer) and respective staff who provide services to Credit Fund, operations staff who provide services to Credit Fund. Reimbursement under the Administration Agreement occurs quarterly in arrears.
The initial term of the Administration Agreement is two years from February 29, 2016 and, unless terminated earlier, the Administration Agreement will renew automatically for successive annual periods. The Administration Agreement may not be assigned by a party without the consent of the other party and may be terminated by either party without penalty upon at least 60 days’ written notice to the other party.

For the year ended December 31, 2017 and the period from May 11, 2016 (commencement of operations) to December 31, 2016, Credit Fund incurred $114 and $55, respectively, in fees under the Administrative Agreement, which were included in administrative service fees in the accompanying Consolidated Statements of Operations. As of December 31, 2017 and 2016, $20 and $18, respectively, was unpaid and included in other accrued expenses and liabilities in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Capital.
Sub-Administration Agreements
On February 29, 2016, the Administrator entered into sub-administration agreements with Carlyle Employee Co. and CELF Advisors LLP. Pursuant to the agreements, Carlyle Employee Co. and CELF Advisors LLP provide the Administrator with access to personnel.
On April 5, 2016, the Administrator entered into a sub-administration agreement with State Street Bank and Trust Company (the “Sub-Administration Agreement”). This Agreement shall commence on the date hereof and shall continue in full force and effect until terminated. The Sub-Administration Agreement may not be assigned by a party without the consent of the other party and may be terminated by either party without penalty upon at least 60 days’ written notice to the other party.

For the year ended December 31, 2017 and the period from May 11, 2016 (commencement of operations) to December 31, 2016, fees incurred in connection with the Sub-Administration Agreement, which amounted to $293 and $112, respectively, were included in other general and administrative in the accompanying Consolidated Statements of Operations. As of December 31, 2017 and 2016, $75 and $55, respectively, was unpaid and included in other accrued expenses and liabilities in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Capital.
Transactions with TCG BDC
During the year ended December 31, 2017 and the period from May 11, 2016 (commencement of operations) to December 31, 2016, the Credit Fund purchased 17 and 2 investments, respectively, from TCG BDC for proceeds of $135,466 and $39,838, respectively.
Other
No management or incentive fees are incurred by Credit Fund.

5. BORROWINGS
Credit Fund Facility

On June 24, 2016, Credit Fund closed on the Credit Fund Facility, which was subsequently amended on June 5, 2017, October 2, 2017 and November 3, 2017, from which Credit Fund may from time to time request mezzanine loans from TCG BDC. The maximum principal amount of the Facility is $175,000, subject to availability under the Credit Fund Facility, which is based on certain advance rates multiplied by the value of Credit Fund’s portfolio investments net of certain other indebtedness that Credit Fund may incur in accordance with the terms of the Credit Fund Facility. Proceeds of the Credit Fund Facility may be used for general corporate purposes, including the funding of portfolio investments. Amounts drawn under the Credit Fund Facility bear interest at the greater of zero and LIBOR plus an applicable spread of 9.00% and such interest payments are made quarterly. The availability period under the Credit Fund Facility will terminate on June 22, 2018, which is also its maturity date upon which Credit Fund is obligated to repay any outstanding borrowings.
During the year ended December 31, 2017 and the period from May 11, 2016 (commencement of operations) to December 31, 2016, there were mezzanine loan borrowings of $135,960 and $84,784 and repayments of $112,594 and $22,400, respectively, under the Credit Fund Facility. As of December 31, 2017 and 2016, there were $85,750 and $62,384 in mezzanine loans outstanding, resepectively.
As of December 31, 2017, Credit Fund was in compliance with all covenants and other requirements of the Credit Fund Facility.
Credit Fund Sub Facility
On June 24, 2016, the Credit Fund Sub closed on June 24, 2016 on the Credit Fund Sub Facility with lenders, which was subsequently amended on May 31, 2017 and October 27, 2017. The Credit Fund Sub Facility provides for secured borrowings during the applicable revolving period up to an amount equal to $640,000 (the borrowing base as calculated pursuant to the terms of the Credit Fund Sub Facility). The aggregate maximum credit commitment can be increased up to an amount not to exceed $1,400,000, subject to certain restrictions and conditions set forth in the Credit Fund Sub Facility, including adequate collateral to support such borrowings. The Credit Fund Sub Facility has a revolving period through May 22, 2020 and a maturity date of May 22, 2023, which may be extended by mutual agreement of the parties to the Credit Fund Sub Facility. Borrowings under the Credit Fund Sub Facility bear interest initially at the applicable commercial paper rate (if the lender is a conduit lender) or LIBOR (or, if applicable, a rate based on the prime rate or federal funds rate) plus 2.50% per year during the revolving period and plus 3.75% per year thereafter. The Credit Fund Sub is also required to pay an undrawn commitment fee of between 0.25% and 0.75% per year depending on the usage of the Credit Fund Sub Facility. Payments under the Credit Fund Sub Facility are made quarterly. Subject to certain exceptions, the Facility is secured by a first lien security interest in substantially all of the portfolio investments held by the Credit Fund Sub.
As part of the Credit Fund Sub Facility, the Credit Fund Sub is subject to limitations as to how borrowed funds may be used and the types of loans that are eligible to be acquired by the Credit Fund Sub including, but not limited to, restrictions on sector and geographic concentrations, loan size, payment frequency, tenor and minimum investment ratings (or estimated ratings). In addition, borrowed funds are intended to be used primarily to purchase first lien loan assets, and the Credit Fund Sub is limited in its ability to purchase certain other assets (including, but not limited to, second lien loans, covenant-lite loans, revolving and delayed draw loans and discount loans) and other assets are not permitted to be purchased (including, but not limited to paid-in-kind loans and structured finance obligations). The Credit Fund Sub Facility has certain requirements relating to interest coverage, collateral quality and portfolio performance, including limitations on delinquencies and charge offs, certain violations of which could result in the immediate acceleration of the amounts due under the Credit Fund Sub Facility. The Credit Fund Sub Facility is also subject to a borrowing base that applies different advance rates to assets held by the Credit Fund Sub based generally on the fair market value of such assets. Under certain circumstances as set forth in the Credit Fund Sub Facility, Credit Fund could be obliged to repurchase loans from the Credit Fund Sub.
During the year ended December 31, 2017 and the period from May 11, 2016 (commencement of operations) to December 31, 2016, there were secured borrowings of $466,605 and $248,540, respectively, and repayments of $337,459 and $0, respectively, under the Credit Fund Sub Facility. As of December 31, 2017 and 2016, there was $377,686 and $248,540 in secured borrowings outstanding, respectively.
As of December 31, 2017, Credit Fund Sub was in compliance with all covenants and other requirements of the Credit Fund Sub Facility.

Summary of Facilities
The facilities of Credit Fund and Credit Fund Sub consisted of the following as of December 31, 2017 and 2016:

	December 31, 2017
	Total Facility	Borrowings Outstanding	Unused Portion (1)	Amount Available (2)
Secured borrowings	$640,000	$377,686	$262,314	$4,467
Mezzanine loans	175,000	85,750	89,250	23,723
Total	$815,000	$463,436	$351,564	$28,190

	December 31, 2016
	Total Facility	Borrowings Outstanding	Unused Portion (1)	Amount Available (2)
Secured borrowings	$450,000	$248,540	$201,460	$16,473
Mezzanine loans	100,000	62,384	37,616	13,500
Total	$550,000	$310,924	$239,076	$29,973

(1)	The unused portion is the amount upon which commitment fees are based.

(2)	Available for borrowing based on the computation of collateral to support the borrowings.

As of December 31, 2017 and 2016, $8,662 and $2,959 of interest expense, respectively, $94 and $259 of unused commitment fees, respectively, and $14 and $13 of other fees, respectively, were included in interest and credit facility fees payable. For the year ended December 31, 2017 and the period from June 30, 2016 (initial date Credit Fund and Credit Fund Sub borrowed under the facilities) through December 31, 2016, the weighted average interest rate was 5.00% and 4.26%, respectively. For the year ended December 31, 2017 and the period from May 11, 2016 (commencement of operations) to December 31, 2016, average principal debt outstanding was $575,014 and $207,809, respectively. As of December 31, 2017 and 2016, the interest rate was 5.06% and 4.73%, respectively, based on floating LIBOR rates.
For the year ended December 31, 2017 and the period from May 11, 2016 (commencement of operations) to December 31, 2016, the components of interest expense and credit facility fees on the facilities were as follows:

	For the year ended December 31, 2017	For the period ended December 31, 2016
Interest expense	$28,761	$4,497
Facility unused commitment fee	607	550
Amortization of deferred financing costs	1,192	329
Other fees	54	34
Total interest expense and credit facility fees	$30,614	$5,410
Cash paid for interest expense	$23,476	$1,538
6. 2017-1 Notes
On December 19, 2017, Credit Fund completed the 2017-1 Debt Securitization. The 2017-1 Notes were issued by the 2017-1 Issuer, a wholly owned and consolidated subsidiary of Credit Fund, and are secured by a diversified portfolio of the 2017-1 Issuer consisting primarily of first and second lien senior secured loans. The 2017-1 Debt Securitization was executed through a private placement of the 2017-1 Notes, consisting of $231,700 of Aaa/AAA Class A-1 Notes, which bear interest at the three-month LIBOR plus 1.17%; $48,300 of Aa2/AA Class A-2 Notes, which bear interest at the three-month LIBOR plus 1.50%; $15,000 of A2/A Class B-1 Notes, which bear interest at the three-month LIBOR plus 2.25%; $9,000 of A2/A Class B-2 Notes which bear interest at 4.30%; $22,900 of Baa2/BBB Class C Notes which bear interest at the three-month LIBOR plus 3.20%; and $25,100 of Ba2/BB Class D Notes which bear interest at the three-month LIBOR plus 6.38%. The 2017-1 Notes are scheduled to mature on January 15, 2028. Credit Fund received 100% of the preferred interests issued by the 2017-1 Issuer (the “2017-1 Issuer Preferred Interests”) on the closing date of the 2017-1 Debt Securitization in exchange for Credit Fund's contribution to the 2017-1 Issuer of the initial closing date loan portfolio. The 2017-1 Issuer Preferred Interests do not bear interest and had a nominal value of $47,900 at closing.
On the closing date of the 2017-1 Debt Securitization, the 2017-1 Issuer effected a one-time distribution to the Credit Fund of a substantial portion of the proceeds of the private placement of the 2017-1 Notes, net of expenses, which distribution was used to repay a portion of certain amounts outstanding under the Credit Fund Sub Facility and the Credit Fund Facility. As part of the 2017-1 Debt Securitization, certain first and second lien senior secured loans were distributed by the Credit Fund Sub to the Company pursuant to a distribution and contribution agreement. Credit Fund contributed the loans that comprised the initial closing date loan portfolio (including the loans distributed to Credit Fund from the Credit Fund Sub) to the 2017-1 Issuer pursuant to a contribution agreement. Future loan transfers from Credit Fund to the 2017-1 Issuer will be made pursuant to a sale agreement and are subject to the approval of the Credit Fund’s Board of Managers. Assets of the 2017-1 Issuer are not available to the creditors of the Credit Fund Sub or Credit Fund. In connection with the issuance and sale of the 2017-1 Notes, Credit Fund made customary representations, warranties and covenants in the purchase agreement.
During the reinvestment period, pursuant to the indenture governing the 2017-1 Notes, all principal collections received on the underlying collateral may be used by the 2017-1 Issuer to purchase new collateral under the direction of Credit Fund in its capacity as servicer of the 2017-1 Issuer and in accordance with Credit Fund’s investment strategy.
Credit Fund (“Servicer”) serves as servicer to the 2017-1 Issuer under a servicing agreement (the “Servicing Agreement”). Pursuant to the Servicing Agreement, the 2017-1 Issuer will pay servicing fees (“Servicing Fees”) to the Servicer for servicing the portfolio. As per the Servicing Agreement, for the period Credit Fund retains all of the 2017-1 Issuer Preferred Interests, the Servicer will not earn Servicing Fees for providing such portfolio servicing. Credit Fund currently retains all of the 2017-1 Issuer Preferred Interests, thus the Servicer did not earn any Servicing Fees from the 2017-1 Issuer for the year ended December 31, 2017. Any such waived fees may not be recaptured by the Servicer.
The 2017-1 Issuer pays ongoing administrative expenses to the trustee, independent accountants, legal counsel, rating agencies and independent managers in connection with developing and maintaining reports, and providing required services in connection with the administration of the 2017-1 Issuer.

As of December 31, 2017, there were 43 first lien and second lien senior secured loans with a total fair value of approximately $395,659 securing the 2017-1 Notes. The pool of loans in the securitization must meet certain requirements, including asset mix and concentration, term, agency rating, collateral coverage, minimum coupon, minimum spread and sector diversity requirements in the indenture governing the 2017-1 Notes.
For the period from December 19, 2017 (date of issuance of the 2017-1 Notes) through December 31, 2017, the weighted average interest rate, which includes amortization of debt issuance costs on the 2017-1 Notes, was 3.39% based on floating LIBOR rates.
For the year ended December 31, 2017, the components of interest expense on the 2017-1 Notes were as follows:

For the year ended December 31, 2017
Interest expense	$418
Amortization of deferred financing costs	7
Total interest expense and credit facility fees	$425
Cash paid for interest expense	$—
7. MEMBERS’ CAPITAL AND SUBORDINATED LOANS
The Members each have 50% economic ownership of Credit Fund and have commitments to fund, from time to time, capital and subordinated loans of up to $400,000 each. Funding of such commitments generally requires the approval of the board of Credit Fund, including the board members appointed by the Members.
For the year ended December 31, 2017 and since inception of Credit Fund and through December 31, 2016, TCG BDC and Credit Partners each made capital contributions of $0 and $1, respectively, in members’ equity and $51,500 and $35,000, respectively, in subordinated loans to Credit Fund. As of December 31, 2017 and 2016, Credit Fund had subordinated loans of $173,000 and $70,000, respectively, and members’ equity of $2. The subordinated loans have a stated interest rate of 0.001% and a maturity date of March 1, 2021, unless extended by the Members.
As of December 31, 2017 and 2016, TCG BDC and Credit Partners have remaining commitments to fund, from time to time, capital of up to $313,499 and $364,499 each, respectively.
8. COMMITMENTS AND CONTINGENCIES
A summary of significant contractual payment obligations was as follows as of December 31, 2017 and 2016:

	Secured borrowings, mezzanine loans and subordinated loans		2017-1 Notes
Payment Due by Period	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Less than 1 Year	$85,750	$62,384	$—	$—
1-3 Years	—	—	—	—
3-5 Years	173,000	70,000	—	—
More than 5 Years	377,686	$248,540	352,000	—
Total	$636,436	$380,924	$352,000	$—

In the ordinary course of its business, Credit Fund enters into contracts or agreements that contain indemnification and warranties. Future events could occur that lead to the execution of these provisions against Credit Fund. Credit Fund believes that the likelihood of such an event is remote; however, the maximum potential exposure is unknown. No accrual has been made in the consolidated financial statements as of December 31, 2017 and 2016 for any such exposure.
As of December 31, 2017 and 2016, Credit Fund had remaining $626,998 and $729,998, respectively, in total capital commitments from the members.
Credit Fund had the following unfunded commitments to fund delayed draw and revolving senior secured loans as of the indicated dates:

	Par Value as of
	December 31, 2017	December 31, 2016
Unfunded delayed draw commitments	$33,506	$15,992
Unfunded revolving term loan commitments	38,952	14,369
Total unfunded commitments	$72,458	$30,361
8. LEGAL MATTERS
Credit Fund may become party to certain lawsuits in the ordinary course of business. Credit Fund does not believe that the outcome of current matters, if any, will materially impact Credit Fund or its consolidated financial statements. As of December 31, 2017 and 2016, Credit Fund was not subject to any material legal proceedings, nor, to Credit Fund’s knowledge, is any material legal proceeding threatened against Credit Fund.
9. CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the year ended	For the period from May 11, 2016 (commencement of operations) to
	December 31, 2017	December 31, 2016
Internal rate of return (1)	N/M	N/M

Ratios and supplemental data
Ratios to average members’ equity
Operating expenses (2)	174650%	108950%
Interest expense (2)	1459550%	224850%
Total expenses (2)	1634200%	333800%
Net investment income (3)	841050%	164850%

(1)
The internal rate of return since inception (“IRR”) was computed based on the dates of members’ equity contributions to Credit Fund, distributions from Credit Fund to Members in respect of their equity, and the fair value of the members’ equity as of December 31, 2017 and 2016. The IRR of the Members is net of all fees and expenses. Because IRR does not include contributions from, distribution to or the carrying value of the Members’ subordinated loans, the IRRs for the year ended December 31, 2017 and the period from the commencement of operations to December 31, 2016 are not a meaningful measure of Credit Fund’s performance for its Members. Inclusive of contributions from, distribution to and the carrying value of the Members’ equity and subordinated loans, the IRR of the Members’ equity and subordinated loans was 14.4% for the period from the commencement of operations to December 31, 2017.

(2)
The expense ratios are calculated as the total operating expenses allocated to the Members divided by the fair value of the Members’ weighted average capital balance for the period presented as defined by the disclosure requirements for investment companies. Pursuant to the LLC Agreement, there are no management or incentive fees. Expenses were not annualized in calculating the expense ratio. Because the expense ratios do not include the carrying value of the Members’ weighted average subordinated loans, the expense ratios for the period from the year ended December 31, 2017 and the commencement of operations to December 31, 2016 are not a meaningful measure of Credit Fund’s expenses for its Members. Inclusive of the carrying value of the Members’ equity and subordinated loans, the total expense ratio of the Members’ equity and subordinated loans for the year ended December 31, 2017 and the period from the commencement of operations to December 31, 2016 were 25.1% and 18.3%, respectively.

(3)
The net investment income ratio is the excess of the Members’ investment income over total expenses divided by the fair value of the Members’ weighted average capital balance for the period presented. Net investment income was not annualized in calculating the net investment income ratio. Because the net investment income ratio does not include the carrying value of the Members’ weighted average subordinated loans, the net investment income ratios for the year ended December 31, 2017 and the period from the commencement of operations to December 31, 2016 are not a meaningful measure of Credit Fund’s net investment income for its Members. Inclusive of the carrying value of the Members’ equity and subordinated loans, the net investment income ratio of the Members’ equity and subordinated loans for the year ended December 31, 2017 and the period from the commencement of operations to December 31, 2016 were 12.9% and 9.1%, respectively.

10. SUBSEQUENT EVENTS
Subsequent events have been evaluated through February 27, 2018, which is the date the consolidated financial statements were available to be issued. There have been no subsequent events that require recognition or disclosure through such date.